Exhibit 4.2

CERTIFICATE OF

LIMITED PARTNERSHIP

OF

SANCHEZ PRODUCTION PARTNERS LP

This Certificate of Limited Partnership of Sanchez Production Partners LP (the “Partnership”) is being filed pursuant to Section 17-201 of the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. §§ 17-101 et seq., in connection with the conversion of Sanchez Production Partners LLC, a Delaware limited liability company, to a Delaware limited partnership.

The undersigned, being the sole general partner of the Partnership, does hereby certify as follows:

1.	The name of the Partnership is: Sanchez Production Partners LP.

2.	The address of the Registered Office of the Partnership in Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The Partnership’s Registered Agent at that address is Corporation Service Company.

3.	The name and business address of the sole general partner is:

Sanchez Production Partners GP LLC

1000 Main Street, Suite 3000

Houston, Texas 77002

4.	This Certificate shall become effective on March 6, 2015, at 4:00 p.m. Eastern Time.

In witness whereof, the undersigned, being the sole general partner of the Partnership, has executed this Certificate of Limited Partnership as of the 6th day of March, 2015.

SANCHEZ PRODUCTION PARTNERS GP LLC

By:	/s/ Charles C. Ward
Name:	Charles C. Ward
Title:	Chief Financial Officer, Treasurer & Secretary